Exhibit 99.1

For Further Information:
Eloise L. Mackus, Interim CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION RECEIVES NASDAQ NOTICE

Fairlawn, Ohio – December 21, 2010 – Central Federal Corporation (Nasdaq: CFBK) announced that on December 17, 2010, the Company received notice from The Nasdaq Stock Market that it does not currently comply with the minimum bid price requirement for continued listing on The Nasdaq Capital Market because the bid price for its common stock has fallen below $1.00 per share for the 30 consecutive business days prior to the date of Nasdaq’s notice. Rule 5550(a)(2) of Nasdaq’s Listing Rules requires a minimum bid price of $1.00 per share.

At this time, the notice does not affect the listing of the Company’s common stock on Nasdaq, and it will continue to trade under the symbol CFBK. In accordance with Nasdaq Listing Rules, the Company has a 180 day grace period until June 15, 2011 to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to June 15, 2011.

In the event the Company does not regain compliance, the Company may be eligible for additional time, or be required to have its stock listed on the Over the Counter Bulletin Board.

The Company is considering a number of different actions that it may take in response to this notice in order to regain compliance with the continued listing requirements, but no decision about a response has been made at this time.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.